Exhibit 4.35

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into by and among the following parties on May 1, 2014:

(1)                                 NetEase Information Technology (Beijing) Co., Ltd. (“Lender”), a wholly foreign owned enterprise registered in Beijing, People’s Republic of China (“PRC”) with its address at 26/F, SP Tower D, Tsinghua Science Park Building 8, No.1 Zhongguancun East Road, Haidian District, Beijing 100084, PRC; and

(3)                                 Xiaojun Hui (ID Number: 622101197708150778, “Borrower”), a PRC citizen with his address at No.104 Tianhe Road, Tianhe District, Guangzhou, Guangdong, PRC.

Lender and Borrower are hereinafter jointly referred to as the “Parties” and individually, as a “Party”.

Whereas:

(A)                               Borrower entered into an Equity Transfer Agreement on May 1, 2014, according to which Borrower will acquire 1% (the “Target Equity”) of the equity interests in Guangzhou NetEase Computer System Co., Ltd., a limited liability company registered in Guangzhou, PRC with its address at 702A, No. 59 Jianzhong Road, Tianhe District, Guangzhou, Guangdong, PRC (the “Domestic Company”), from Mr. Bo Ding in exchange for RMB 200,000 Yuan (the “Equity Transfer Price”).

(B)                               Lender agrees to provide to Borrower a loan in an amount equal to the Equity Transfer Price in accordance with this Agreement in order for Borrower to have sufficient funds to acquire the Target Equity, and Lender may in its absolute discretion provide to Borrower additional loans from time to time in accordance with this Agreement in amounts as agreed to by Lender and Borrower.

(C)                               The Parties desire to enter into this Agreement to clarify and confirm the rights and obligations of Lender and Borrower.

Therefore, the Parties enter into this Agreement as follows upon friendly negotiation:

1.                                      Loan

1.1.                            On and subject to the terms and conditions hereof, Lender provides Borrower with a loan in an aggregate amount of RMB 200,000 Yuan on the date hereof (the “Loan”, which term shall be deemed to include Additional Loans (as defined in the following sentence), if any).  Lender and Borrower further agree that Lender may in its absolute discretion provide to Borrower one or more additional loans (“Additional Loan”) from time to time in such amounts as agreed to by Lender and Borrower, provided that, for each such Additional Loan, Lender and Borrower shall execute a Supplemental Agreement to this Agreement substantially in the form attached hereto as Exhibit A.  Both Parties agree and confirm that the Loan shall be interest-free, except as provided in Article 1.5 below.

1.2.                            The term of this Agreement (“Term”) shall be ten (10) years from the date of this Agreement, unless extended upon mutual consent of the Parties or earlier terminated in accordance with the terms hereof. Subject to Article 1.3, Borrower shall repay all amounts outstanding in respect of the Loan (including any penalty or interest thereon) according to Article 1.4 at the expiry or termination of the Term.

1.3.                            Borrower shall not, without Lender’s prior written consent, which maybe granted at Lender’s sole and absolute discretion on a case by case basis, make any prepayment of the Loan prior to the expiration of the Term, except that in the event that any one or more of the following circumstances occur, the entire amount of the Loan shall become immediately due and payable according to Article 1.4:

(a)                                 Borrower becomes deceased, bankrupt, mentally incapacitated or is otherwise lacking in or has limitations in civil capacity;

(b)                                 Borrower, for any reason, ceases to be the holder of equity interests in the Domestic Company or reduces his proportion of equity interests in the Domestic Company from that set forth in Recital (A) above except for transfers of equity interests in the Domestic Company to which Lender has consented;

(c)                                  Borrower engages in any criminal act or is involved in any criminal activities; provided, that if Borrower engages in any criminal act or is involved in any criminal activities, Borrower shall transfer his rights and obligation under this Agreement, together with his rights and obligations under the Equity Pledge Agreement and the Shareholder Voting Right Trust Agreement attached hereto as appendices, to a person designated by Lender and shall complete such transfer within 10 days after the occurrence of circumstance under this Article 1.3(c); or

(d)                                 the expiry of thirty (30) days from the date of Lender’s written notice to Borrower requiring the repayment of the Loan, which notice may be issued by Lender in its sole and absolute discretion.

1.4.                            Both Parties hereby agree and confirm that Borrower may repay the Loan only in one of the following repayment methods as determined by Lender in its sole discretion, and Borrower agrees to take all actions (including executing and delivering documents or calling shareholders’ meetings) necessary or advisable to implement either of these methods:

(a)                                 Equity Option.  If selected by Lender, Borrower shall repay the Loan by transferring his equity interests in the Domestic Company (“Borrower’s Equity”) to Lender or Lender’s designated persons; or

(b)                                 Alternative Repayment.  As an alternative to the repayment method specified in Article 1.4(a) above, Lender may in its sole discretion determine that the Loan shall be repaid by another method upon delivering a written notice of such decision to Borrower.  In such case, Borrower shall pay to Lender the outstanding amount of the Loan (including any interest) in cash or other property, as determined by Lender, following any conditions or procedures specified by Lender.

1.5.                            If the transfer price for Borrower’s Equity pursuant to Article 1.4(a) or the other consideration provided by Borrower pursuant to Article 1.4(b) exceeds the outstanding principal of the Loan hereunder, then such excess shall be deemed the aggregate interest accrued and payable with respect to the Loan and shall be payable by Borrower.  Borrower shall repay all interest on the Loan, together with principal and penalty (if any), at the expiry or termination of the Term or when otherwise required hereunder.

1.6.                            Provided Borrower repays the Loan by transferring all of Borrower’s Equity to Lender or Lender’s designated persons pursuant to Article 1.4(a) or provides the other required consideration pursuant to Article 1.4(b) and subject to Borrower’s indemnification obligations set forth in Article 4.2 herein, Borrower shall have no further obligation to Lender for any principal, interest or penalty (if any) under the Loan.

1.7.                            Any part or whole of the Loan repaid by Borrower may not be re-borrowed under this Agreement without Lender’s consent.

2.                                      Representations and Warranties

2.1.                            As of the date of this Agreement and during the Term through the date of termination or expiration of this Agreement, Lender represents and warrants to Borrower as follows:

(a)                                 Lender is a wholly foreign owned enterprise duly registered and existing under PRC law.

(b)                                 Lender has the power to execute and perform its obligations under this Agreement. The execution and performance of this Agreement by Lender are in compliance with the articles of association or other organizational documents of Lender, and Lender has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement.

(c)                                  The execution and performance of this Agreement by Lender do not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting Lender, nor do they violate any agreements between Lender and any third party or any covenants made to any third party.

(d)                                 This Agreement shall constitute lawful, valid and enforceable obligations of Lender upon execution.

2.2.                            As of the date of this Agreement and during the Term through the date of termination or expiration of this Agreement, Borrower represents and warrants to Lender as follows:

(a)                                 The Domestic Company is a limited liability company duly registered and existing under PRC law and Borrower is or will be the lawful holder of Borrower’s Equity.

(b)                                 Borrower has the power and capacity to execute and perform his obligations under this Agreement.

(c)                                  The execution and performance of this Agreement by Borrower do not violate any laws and regulations or government approvals, authorizations, notices or other governmental documents having binding effect on or affecting Borrower, nor do they violate any agreements between Borrower and any third party or any covenants made to any third party.

(d)                                 This Agreement shall constitute lawful, valid and enforceable obligations on Borrower upon execution.

(e)                                  Except in accordance with the provisions of the Equity Pledge Agreement or otherwise agreed by relevant parties, Borrower has not (i) created any mortgage, pledge or other security interests on any whole or part of Borrower’s Equity, (ii) made any offer to any third party or accepted any offer made by any third party for the transfer of any whole or part of Borrower’s Equity, or (iii) entered into any agreement with any third party for the transfer of any whole or part of Borrower’s Equity unless consented by Lender.  To the extent applicable, the spouse of Borrower shall not have any right to or interest in Borrower’s Equity, and Borrower’s Equity is Borrower’s individual property instead of marital property.

(f)                                   There are no pending disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to or involving Borrower and/or any of Borrower’s Equity, nor are there any potential disputes, litigations, arbitrations, administrative proceedings or any other legal proceedings relating to or involving Borrower and/or any of Borrower’s Equity.

3.                                      Borrower’s Undertakings

3.1.                            Borrower undertakes in his capacity as a shareholder of the Domestic Company that Borrower will, and together with the other shareholder(s) of the Domestic Company will cause the Domestic Company to (as applicable):

(a)                                 enter into the Equity Pledge Agreement and the Amendment and Novation of Shareholder Voting Right Trust Agreement in the same form and substance as set forth in Appendices I and II hereto.

(b)                                 not without the prior written consent of Lender, supplement, amend or modify the business scope or organizational documents (including the articles of association) of the Domestic Company, or increase or reduce or in any form change the structure of the registered capital of the Domestic Company.

(c)                                  not without the prior written consent of Lender, sell, transfer, mortgage or otherwise dispose of any legal or beneficial rights and interests in the Domestic Company or any of its assets, businesses or revenues, or permit or create any encumbrance or other third party right thereon;

(d)                                 not without the prior written consent of Lender, incur, succeed to, guarantee or permit the existence of any debts except (i) debts incurred in the ordinary course of business and (ii) debts which have been disclosed to Lender and for which prior written consent has been obtained from Lender;

(e)                                  not without the prior written consent of Lender, grant any loan or credit to any person;

(f)                                   upon Lender’s request, provide to Lender all the information with respect to the operations and financial status of the Domestic Company;

(g)                                  not without the prior written consent of Lender, merge or amalgamate with or form any alliance with any person, or acquire or invest in any person;

(h)                                 immediately notify Lender of the occurrence or threat of any litigation, arbitration or administrative proceedings in relation to or involving its assets, businesses and revenues;

(i)                                     to the extent necessary to maintain its ownership of all its assets, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

(j)                                    not without the prior written consent of Lender, declare or distribute any profit or dividend to shareholders in any form, but upon request of Lender, to immediately declare and distribute all the distributable profits to its respective shareholders;

(k)                                 at the request of Lender, appoint the persons designated by Lender as directors and senior officers of the Domestic Company; and

(l)                                     strictly comply with the provisions under any agreements to which Borrower and Lender are parties and not take any actions or omit to take any actions that may adversely affect the effectiveness and enforceability of such agreements.

3.2.                            Borrower undertakes that during the Term, he shall:

(a)                                 except in accordance with the Equity Pledge Agreement, not sell, transfer, mortgage or otherwise dispose of the legal or beneficial rights and interests on Borrower’s Equity or permit or create any other security interest thereon without the prior written consent of Lender;

(b)                                 cause the shareholders’ meeting of the Domestic Company not to approve the sale, transfer, mortgage or disposal in any other way of the legal or beneficial rights and interests in Borrower’s Equity or permit the creation of any other security interest thereon without the prior written consent of Lender except in favor of Lender or Lender’s designated person;

(c)                                  cause the shareholders’ meeting of the Domestic Company not to approve the merger or alliance with any person or acquisition or investment in any person without the prior written consent of Lender;

(d)                                 immediately notify Lender of the occurrence or threat of any litigation, arbitration or administrative proceedings in relation to or involving Borrower’s Equity;

(e)                                  to the extent necessary to maintain his ownership of Borrower’s Equity, execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise all necessary and appropriate defenses against all claims;

(f)                                   refrain from taking any action that may have a material adverse impact on the assets, business and liabilities of the Domestic Company;

(g)                                  at the request of Lender, appoint the persons designated by Lender as directors of the Domestic Company (unless otherwise agreed by the Parties);

(h)                                 to the extent permitted by PRC laws, at the request of Lender at any time, promptly and unconditionally transfer all or part of Borrower’s Equity to Lender or Lender’s designated person(s) at any time;

(i)                                     strictly abide by the provisions of this Agreement, the Equity Pledge Agreement and any other agreement to which Borrower and Lender are parties, perform his obligations under this Agreement, the Equity Pledge Agreement and any such other agreement, and refrain from taking any action or omit to take any action that may affect the effectiveness and enforceability of this Agreement, the Equity Pledge Agreement and any such other agreement; and

(j)                                    when Borrower gets married, promptly notify Lender in writing and deliver to Lender the Spousal Consent Letter executed by Borrower’s spouse, substantially in the form attached hereto as Exhibit B.

4.                                      Liability for Default

4.1.                            In the event that Borrower fails to repay the outstanding amount of the Loan when due and payable, Borrower shall be liable to pay default interest of 0.01% per day on the outstanding payment, until the date on which Borrower repays the outstanding amount of the Loan in full, together with interest thereon and any other amounts due and payable.

4.2.                            Borrower hereby covenants that he will indemnify and hold harmless Lender against any action, charge, claim, cost, harm, demand, fee, liability, loss and procedure incurred by Lender arising out of Borrower’s breach of any of his obligations hereunder.

5.                                      Notices

All notices, claims, certificates, requests, demands and other communications under this Agreement shall be made in writing and shall he delivered to either Party hereto by hand or sent by facsimile, or sent, postage prepaid, by reputable overnight courier services at the following addresses (or at such other address for such Party as shall be specified by like notice), and shall be deemed given when so delivered by hand, or if sent by facsimile, upon receipt of a confirmed transmittal receipt, or if sent by overnight courier, five (5) days after delivery to or pickup by the overnight courier service:

If to Lender:  NetEase Information Technology (Beijing) Co., Ltd.

Address:	26/F, SP Tower D Tsinghua Science Park Building 8 No.1 Zhongguancun East Road Haidian District Beijing 100084 People’s Republic of China

Fax:	(86 10) 82558100, (86 571) 8755 3125

Attention:	William Lei Ding

If to Borrower:  Xiaojun Hui

Address:	No.104 Tianhe Road, Tianhe District, Guangzhou, Guangdong, PRC

Fax:	(86 20) 8554 0577

6.                                      Confidentiality

The Parties acknowledge and confirm that any oral or written information exchanged among them with respect to this Agreement constitutes confidential information. The Parties shall maintain the confidentiality of all such information. Without the prior written consent of the Party who had provided such information, none of the Parties shall disclose any confidential information to any third party, except in the following circumstances: (a) such information is or comes into the public domain (through no fault or disclosure by the receiving party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal or financial advisors regarding the transactions contemplated hereunder, and such legal or financial advisors are also bound by duties of confidentiality similar to the duties set forth in this Article. Disclosure of any confidential information by the staff or employee of any Party shall be deemed as disclosure of such confidential information by such Party, for which the Party shall be held liable for breach of this Agreement. This Article shall survive the termination of this Agreement for any reason.

7.                                      Applicable Law and Dispute Resolution

7.1.                            The formation, effect, interpretation, performance, amendment, termination and dispute resolution of this Agreement shall be governed by PRC law.

7.2.                            Any dispute arising from the interpretation and performance of this Agreement shall first be resolved through friendly consultations by the Parties. If the dispute fails to be resolved within thirty (30) days after one Party gives notice requesting consultations to the other Party, either Party may submit such dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in Beijing in accordance with then effective arbitration rules of the CIETAC. The arbitration panel shall consist of three (3) arbitrators who may or may not be on the CIETAC’s list of arbitrators, of which one arbitrator shall be selected by Lender and one arbitrator shall be selected by Borrower. The third arbitrator, who shall be the chairman of the arbitration panel, shall be jointly selected by the two arbitrators selected by the Parties and shall have expertise in the area of the dispute. The arbitration award shall be final and binding on all Parties.

7.3.                            During the existence of any dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement, except insofar as the same may relate directly to the matters in dispute.

7.4.                            Notwithstanding the foregoing, the Parties agree that either of them may seek interim measures including property preservation in relation to the provisions of this, agreement or the Parties’ performance of it from any court of competent jurisdiction (including the courts of the Domestic Company’s place of incorporation and the place where the Domestic Company’s principal assets are located, the courts of Hong Kong and the Cayman Islands (to the extent permitted under the PRC law)).

8.                                      Miscellaneous

8.1.                            This Agreement shall become effective on the date hereof, and shall expire upon the date of full performance by the Parties of their respective obligations under this Agreement.

8.2.                            This Agreement may not be amended or modified in any manner except by an instrument in writing signed by the Parties hereto.

8.3.                            No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the Parties. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder.

8.4.                            If any provision of this Agreement is deemed or becomes invalid, illegal or unenforceable, such provision shall be construed or deemed amended to conform to applicable laws so as to be valid and enforceable; or, if it cannot be so construed or deemed amended without materially altering the intention of the Parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

8.5.                            If required under any applicable law, regulations or listing rules or required or deemed desirable by any stock exchange, government or other regulatory authority having competent jurisdiction over the Parties and their affiliates (the “Applicable Requirements”), Borrower agrees and undertakes to (a) take all such actions (including the amendment of this Agreement and its appendices, any authorizations, documents and notices entered into or delivered in connection with this Agreement and the execution of additional documents) to comply with or, as applicable, meet the Applicable Requirements and (b) take all actions referred to in paragraph (a) above within 3 Business Days from demand by Lender.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first above written.

Lender:	NetEase Information Technology (Beijing) Co., Ltd. (seal)

	By:	/s/ William Lei Ding
Name:
Title:

Borrower:	Xiaojun Hui

/s/ Xiaojun Hui

Exhibit A

SUPPLEMENTAL AGREEMENT TO LOAN AGREEMENT

This SUPPLEMENTAL AGREEMENT (this “Supplemental Agreement”)to that certain Loan Agreement dated ______________ (as the same may be amended and supplemented from time to time, the “Agreement”) is entered into as of ___________________ by and between NetEase Information Technology (Beijing) Co., Ltd. (“Lender”), a wholly foreign-owned enterprise incorporated in the People’s Republic of China (the “PRC”), and Xiaojun Hui (“Borrower”), a citizen of the PRC and owner of 1% of the equity interests of Guangzhou NetEase Computer System Co., Ltd. (the “DomesticCompany”).  Lender and Borrower are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Agreement.

WHEREAS, the Parties desire to supplement the Agreement in connection with the extension of a new loan from Lender to Borrower in connection with [an increase in the Company’s registered capital], as herein provided.

NOW THEREFORE, in consideration of the mutual agreements contained herein and subject to the terms and conditions herein set forth, the Parties agree that the Agreement is hereby amended and supplemented as follows:

1.                                      Lender agrees to provide an additional loan to Borrower with an aggregate principal amount of RMB ___________________ (the “Additional Loan”).

2.                                      Borrower confirms that he has received the total amount of the Additional Loan and [has invested it into the Domestic Company as an additional capital contribution].

3.                                      The definition of, and any reference to, “Loan” in the Agreement shall be deemed to include the Additional Loan, and the Additional Loan shall be subject to the same terms and conditions of the Loan as provided in the Agreement.  For the avoidance of doubt, the term of the Additional Loan shall be the same as the term of the Loan as specified in the Agreement.

4.                                      Each Party hereto represents and warrants to the other Party hereto that this Supplemental Agreement has been duly authorized, executed and delivered by it/he and constitutes a valid and legally binding agreement with respect to the subject matter contained herein.

5.                                      Articles 6, 7 and 8 of the Agreement are hereby incorporated into this Supplemental Agreement by this reference.

6.                                      This Supplemental Agreement contains the entire agreement between the Parties with respect to the subject matter of this Supplemental Agreement and supersedes and extinguishes all prior agreement and understandings, oral or written, with respect to such matter.

7.                                      As amended and supplemented hereby, the terms and conditions and all the provisions of the Agreement are and will remain in full force and effect.

8.                                      This Supplemental Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument by the Parties executing such counterpart, but all of which shall be considered one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, this Supplemental Agreement has been signed by the Parties hereto as of the date first written above.

Lender:	NetEase Information Technology (Beijing) Co., Ltd. (seal)

By:
Name:
Title:

Borrower:	Xiaojun Hui

Exhibit B

SPOUSAL CONSENT LETTER

I, _____________________ (ID Card No.: _______________________), am the lawful spouse ofXiaojun Hui (ID Card No.: ________________________).  I hereby unconditionally consent and agree that the disposition of the equity interest in Guangzhou NetEase Computer System Co., Ltd. which is held by and registered under the name of my spouse will be made pursuant to the arrangements under the Loan Agreement dated _________________, the Equity Pledge Agreement dated ________________, the Operating Agreement dated May 10, 2000 (as amended and novated on ________________), all of which were executed by my spouse as a party, and any other supplemental or related agreement(s) or amendments thereof that may be entered into by my spouse from time to time.

I further undertake not to take any action with the intent to interfere with the above mentioned arrangements, including making any claim that such equity interest constitutes the property or community property between my spouse and me.  I hereby waive unconditionally and irrevocably any and all rights or entitlements whatsoever to such equity interest that may be granted to me according to any applicable laws.  I further acknowledge that I have had the opportunity to receive independent legal advice with respect to the matters set forth in this spousal consent letter and the legal consequences thereof and that I am signing this spousal consent letter of my own free will.

I understand and agree that this spousal consent letter shall be governed by, and construed and enforced in accordance with, the laws of the People’s Republic of China.  I agree to execute and deliver such other documents as may be necessary to carry out the intent of this spousal consent letter.

[Name of spouse]

Date: